Lexaria Proposes to Change Name to Lexaria Bioscience Corp

Kelowna, BC / February 19, 2016 / Lexaria, Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company”) announces that at the Annual General Meeting expected to be held March 23, 2016, the Company proposes to change its name to Lexaria Bioscience Corp.

The Company has had its current name since 2004 but has undergone a remarkable transformation in the last two years to become a bioscience company with a suite of patents pending in the field of active molecule delivery through common foods. This technology has broad application throughout the food industry with regards to several beneficial molecules such as common over-the-counter pain medications as well as vitamins and more.

In December 2015 Lexaria filed two new provisional patent applications related to the utilization of its food enhancement and molecule cloaking technology across a broad spectrum of commercially prepared foods such as many forms of snacks, breads, baked goods of all kinds, bottled drinks, juices and much more. The underlying technology was originally uncovered by the PhD researcher/founder of PoViva Tea LLC investigating methodologies for improving cannabinoid absorption and has since been significantly broadened in scope by Lexaria’s executive team.

Lexaria’s technology allows for near-pharma grade liposomal encapsulation of payload molecules - such as acetaminophen, ibuprofen, cannabinoids and much more – within “trojan horse” foods. The technology greatly improves flavor while simultaneously enhancing bioabsorption of the payload molecules. In light of the significant progress made through 2015 and already in 2016 with the understanding of commercial applications for these scientific discoveries, the change in name to Lexaria Bioscience Corp. seems entirely appropriate.

The Company has enjoyed a loyal and dedicated shareholder base and business network whom we believe will wholly embrace the new proposed name of Lexaria Bioscience Corp.

Lexaria food products are available at www.vipova.com and at www.lexariaenergyfoods.com

About Lexaria
Lexaria is a food sciences company focused on the delivery of active compounds that can behave as superfoods through its proprietary infusion technologies. Lexaria’s technology enables higher bioavailability rates for CBD; THC; NSAIDs; Nicotine and other molecules than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria hopes to reduce other common but less healthy ingestion methods such as smoking as it embraces the benefits of public health. www.lexariaenergy.com

About ViPovaTM
ViPovaTM uses only legal hemp oil extracts, grown from agricultural hemp in locations where it is legal to do so, in ViPovaTM-branded tea, coffee, and hot chocolate. ViPovaTM uses its patent-pending process to infuse concentrated amounts of hemp oil within lipids, providing more bioactivity and comfort to the body during the absorption process. Only ViPovaTM has this ground-breaking technology for hemp oil/lipid infusion. www.vipova.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: laboratory test findings that the in vitro results provide evidence of the future intestinal absorption enhancing capabilities of the technology, that the Company may become a leader in the development of potentially a wide range of product lines with enhanced gastro-intestinal absorption performance capabilities, or that the technology will function in a similar manner if tested with THC, nicotine, or any of the other molecules named in our patent applications. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.